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                                                                                EXHIBIT 11.1
                                  PEDIATRIC SERVICES OF AMERICA, INC.
                                  COMPUTATION OF EARNINGS PER SHARE


                                               PRIMARY                 FULLY DILUTED
                                          --------------------    ------------------------
                                                     THREE MONTHS  ENDED MARCH 31,
                                          -------------------------------------------------
                                             1996        1995        1996         1995
                                          ----------  ----------  ----------  -------------
Weighted average common stock
  outstanding during the period........    5,853,982   4,223,144    6,078,895   4,418,110
Options and warrants...................      376,599     453,325      403,151     446,001
                                          ----------  ----------   ----------   ---------
Total..................................    6,230,581   4,676,469    6,482,046   4,846,111
                                          ==========  ==========   ==========  ==========
Income before extraordinary
  item, as reported....................   $  575,684  $  962,727   $  575,684  $  962,727
Less accretion on redeemable
  preferred stock......................        4,065       6,815        4,065       6,815
Less preferred stock dividends.........       34,300      46,022       34,300      46,022
                                          ----------  ----------   ----------  ----------
Income before extraordinary item.......      537,319     909,890      537,319     909,890
Extraordinary item, net of tax.........            -     781,220            -     781,220
                                          ----------  ----------   ----------  ----------
Net income attributable to common
  shares...............................   $  537,319  $1,691,110   $  537,319  $1,691,110
                                          ==========  ==========   ==========  ==========
Per share amount before
  extraordinary item...................   $     0.09  $     0.19   $     0.08  $     0.19
Per share extraordinary item...........            -        0.17            -        0.16
                                          ----------  ----------   ----------  ----------
Per share amount of net income.........   $     0.09  $     0.36   $     0.08  $     0.35
                                          ==========  ==========   ==========  ==========

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

                                                                   EXHIBIT 11.1
                      PEDIATRIC SERVICES OF AMERICA, INC.
                       COMPUTATION OF EARNINGS PER SHARE

                                                       PRIMARY             FULLY DILUTED
                                                       -------             --------------
                                                           SIX MONTHS ENDED MARCH 31,
                                                           --------------------------
                                                   1996        1995        1996       1995
                                               ----------  ----------  ----------   ----------
Weighted average common stock
  outstanding during the period...........      5,786,672   4,220,810   6,060,907    4,415,776
Options and warrants......................        348,880     429,979     361,335      437,762
                                               ----------  ----------  ----------   ----------

Total                                           6,135,552   4,650,789   6,422,242    4,853,538
                                               ==========  ==========  ==========   ==========


Income before extraordinary item,
  as reported............................      $2,065,125  $1,883,105  $2,065,125   $1,883,105
Less accretion on redeemable
  preferred stock.......................           10,162      15,125      10,162       15,125
Less preferred stock dividends..........           85,750      84,032      85,750       84,032
                                               ----------  ----------  ----------   ----------
Income before extraordinary item........        1,969,213   1,783,948   1,969,213    1,783,948
Extraordinary item, net of tax..........                -     781,220           -      781,220
                                               ----------  ----------  ----------   ----------
Net income attributable to common
  shares................................       $1,969,213  $2,565,168  $1,969,213   $2,565,168
                                               ==========  ==========  ==========   ==========

Per share amount before
  extraordinary item....................       $     0.32  $     0.38  $     0.31   $     0.37
Per share extraordinary item............                -        0.17           -         0.16
                                               ----------  ----------  ----------   ----------
Per share amount of net income..........       $     0.32  $     0.55  $     0.31   $     0.53
                                               ==========  ==========  ==========   ==========



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